AMENDMENT NO. 2 TO U.S. TRUCKING STOCK OPTION PLAN

     Section 3.1 of the Plan is amended and restated to increase the number of shares subject to the Plan and a new Section 4.11 is added to provide for stock awards as follows:

3.1 Number of Shares. Subject to adjustment as provided in Section 3.3 Adjustments in Authorized Shares, the total number of Shares for which Options and Awards may be granted under the Plan may not exceed five million (5,000,000) Shares. These Shares may be either authorized but unissued or reacquired Shares.

4.11 Stock Awards. The Committee shall have authority to grant common stock awards for any or no consideration in addition to options for common stock.